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  FORM 3
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                    U. S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person

     Azria                        Rene-Pierre
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     (Last)                       (First)                   (Middle)

     c/o Jarden Corporation
     555 Theodore Fremd Avenue
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                                  (Street)

     Rye                          NY                        10580
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     (City)                       (State)                   (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

     October 24, 2002
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3.   I.R.S. or Social Security Number of Reporting Person (Voluntary)

          --
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4.   Issuer Name and Ticker or Trading Symbol

     Jarden Corporation (JAH)
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     |x|  Director                             |_|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

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6.   If Amendment, Date of Original (Month/Day/Year)


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7.   Individual or Joint/Group Filing  (Check Applicable Line)

     |x|  Form filed by One Reporting Person
     |_|  Form filed by More than One Reporting Person

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             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instruction 4)                       (Instr. 4)                 (Instr. 5)            (Instr. 5)
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

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
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FORM 3 (CONTINUED)


        TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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                                                    3. Title and Amount                          5. Owner-
                                                       of Securities                                ship
                                                       Underlying Derivative                        Form of
                         2. Date Exercisable           Security (Instr. 4)                          Derivative
                            and Expiration Date     ------------------------      4. Conver-        Security:
                            (Month/Day/Year)                          Amount      sion or           Direct         6. Nature of
                         ----------------------                       or          Exercise          (D) or            Indirect
                         Date       Expira-                           Number      Price of          Indirect          Beneficial
1. Title of Derivative   Exer-      tion                              of          Derivative        (I)               Ownership
   Security (Instr. 4)   cisable    Date            Title             Shares      Security          (Instr. 5)        (Instr. 5)
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

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*     If the Form is filed by more than one reporting person, See Instruction
      5(b)(v).

**    Intentional misstatements or omissions of facts constitute Federal
      Criminal Violations.

      See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, See Instruction 6 for procedure.


/s/ Ian G.H. Ashken                                         October 24, 2002
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**Signature of Reporting Person                             Date
Ian G.H. Ashken, as Attorney-in-fact
for Rene-Pierre Azria